                                                                    Exhibit 99.1

NEWS FROM
925 Page Mill Road
Palo Alto, CA 94304
650-846-7500 phone
650-845-6507 fax
www.genencor.com


                                                   FOR MORE INFORMATION CONTACT:
                                                   Tom Rathjen, +1-650-846-7500


                     GENENCOR REPORTS THIRD QUARTER RESULTS

                       ~2003 Earnings Guidance Increased~


         Palo Alto, Calif., October 30, 2003 - Genencor International, Inc. (NASDAQ: GCOR) today reported that, for the quarter ended September 30, 2003, total revenues increased by 4% to $94.1 million, compared to $90.5 million in the third quarter of 2002. Product revenues increased 4% over the third quarter of 2002 to $89.8 million. Fees and royalty revenues were $4.3 million compared to $4.6 million for the same period in 2002.

         For the third quarter of 2003, Genencor reported net income available to common stockholders of $2.3 million or $0.04 per diluted share, compared to $1.1 million or $0.02 per diluted share, for the third quarter of 2002.

         "Our cash balance has increased by about $2 million to $157.1 million in the quarter even while funding $18 million in research and development," said Raymond Land, senior vice president and chief financial officer of Genencor. "Our financial strength gives us the opportunity to be more selective in business collaborations, provides funds for growth and gives us financial protection against unexpected business downturns. We believe that Genencor offers an unusual investment opportunity in that it has demonstrated both financial strength and biotechnology growth."

         For the nine months ended September 30, 2003, total revenues were $286.2 million, compared to $261.9 million, or a 9% increase over the same period in 2002. Net income available to common stockholders was $12.8 million, or $0.21 per diluted share for the nine months ended September 30, 2003, compared to $1.2 million, or $0.02 per diluted share for the same period in 2002. Before restructuring and related charges of $16.4 million, or $10.4 million on an after-tax basis, primarily related to the acquisition of Enzyme Bio-Systems, Ltd., the company would have reported net income available to common stockholders of $11.6 million, or $0.19 per diluted share for the nine months ended September 30, 2002.

FINANCIAL RESULTS BY SEGMENT

          The Bioproducts segment develops and delivers products and services for the industrial, consumer and agri-processing markets to a global customer base. All of the company's current product revenues are derived from this segment. For the three months ended September 30, 2003, the Bioproducts segment achieved operating income of $15.4 million as compared to operating income of $15.0 million for the third quarter of 2002. For the nine months ended September 30, 2003, the Bioproducts segment achieved operating income of $52.2 million as compared to operating income of $33.6 million for the same period in 2002. In the 2002 period, Bioproducts recorded restructuring and related costs of $16.4 million. Before these restructuring and related charges, the segment would have reported operating income of $50.0 million for the nine months ended September 30, 2002.

         The Health Care segment is primarily engaged in the performance of research and development, securing intellectual property and the establishment of strategic investments and collaborations in support of our product objectives in the health care market. For the third quarter of 2003, the Health Care segment experienced an operating loss of $9.2 million as compared to an operating loss of $10.5 million for the same period in 2002. For the nine months ended September 30, 2003, the Health Care segment experienced an operating loss of $24.6 million as compared to an operating loss of $29.9 million for the same period in 2002.

BUSINESS UPDATE

         "We are pleased with a strong third quarter and remain encouraged for a solid full year 2003," said Jean-Jacques Bienaime, chairman, chief executive officer and president of Genencor. "This quarter, Genencor and Procter and Gamble (P&G) celebrated 20 years of partnership, which is possibly the longest running collaboration in the history of biotechnology. We are very proud of our strong relationship with P&G, and Genencor looks forward to playing an important role in future product development and innovation," said Bienaime. "The expansion of our intellectual property estate continued with 13 patent applications filed and an impressive 20 patents granted in the third quarter," said Bienaime.

Bioproducts

         Genencor's Bioproducts business enjoyed increased product revenue, driven largely by strength in fuel ethanol and the food, feed and specialty enzyme sectors. Revenues also benefited from a strong Euro.

         As previously announced, Genencor was named by Cargill Dow LLC as its enzyme partner for a government supported biomass project, a major step toward advancing the biorefinery concept. Furthering the commercialization of biorefineries has been a stated goal of the U.S. Department of Energy for a number of years. To take best advantage of their commercial potential, biorefineries must be able to use the non-food portions of food crops and other low-cost biomass to produce products such as fuel ethanol, plastics and chemicals. Just as oil refineries use fossil fuel to produce a wide range of products, biorefineries would use corn stalks and other agricultural materials as a source of low cost renewable carbon. The Cargill Dow project is expected to produce biochemicals leading to such products as lactic acid and other biologically derived materials. This biomass conversion program complements the recent completion of Genencor's 3-year collaboration with the Department of Energy's National Renewable Energy Laboratory (NREL). In the NREL program, Genencor exceeded the goal of a 10x improvement in the economics of using enzymes to break down biomass and other complex carbohydrates into fermentable sugars. These programs exemplify Genencor's determination for maintaining its leadership role in the movement toward a biobased economy.

         During the quarter, Genencor and its partner Dow Corning, made progress in their Silicon Biotechnology(TM) collaboration. Formed in 2001 to explore the convergence of silicon chemistry and biotechnology, the alliance is building out four technology platforms: nanodevices, separations, bioprocesses and biomaterials, and discovery. One of the programs initiated from these platforms is biosensors. Genencor and Dow Corning plan to jointly commercialize products developed by the alliance.

         In the third quarter, Genencor reached a pre-commercialization milestone with DuPont with respect to the manufacture of its polymer Sorona(R), utilizing technology developed with Genencor scientists. Through the use of metabolic pathway engineering, DNA from several different microorganisms was combined into one production strain, which produced the key ingredient in DuPont's corn-based polymer. Upon commercialization by DuPont, Genencor will receive royalties on the sales of Sorona(R).

          The integration of Genencor's acquisition of Rhodia's brewing and specialty enzyme business continued to progress smoothly, providing growth to Genencor's food, feed and specialty enzyme businesses. In addition, Genencor continued to develop its first generation personal care products for skin care, oral care and hair care markets. The company expects to provide bioingredient samples to major personal care companies within three to six months.

Update on Warehouse Inventory Loss

         As previously announced in the second quarter of 2003, Genencor sustained damage to its finished bioproducts inventory as a result of an accident in a third party warehouse in Rotterdam, the Netherlands. At that time, Genencor reduced its inventories by approximately $7.5 million to reflect the estimated amount of product that was lost and recorded approximately $1.0 million of other costs as receivable from its insurer. During the third quarter of 2003, the company reduced its estimates of the inventory loss by approximately $0.2 million, recognized an additional $2.0 million in costs associated with the accident as an additional receivable in current assets and received an initial cash payment of approximately $2.1 million from its insurer. As discussed in the second quarter earnings press release, there are certain accident-related reduced profits and additional costs that are reflected in the results of operations for the second and third quarters. While Genencor continues to believe that these reduced profits and additional costs will be subject to insurance recovery, the company is unable to estimate the ultimate amount of the recovery at this time. Genencor does not expect to sustain a net financial loss as a result of the accident.

Health Care

         Genencor's Health Care business continued to make steady progress in the third quarter of 2003. IND-enabling development of its hepatitis B (HBV) immunotherapeutic candidate progressed well, and the program remains on track for submission of an IND late in the fourth quarter of 2003 or in early 2004. A GMP batch for Phase I supply was prepared, toxicology studies were completed, and a site was chosen for Phase I clinical trials anticipated to begin in early 2004.

         Positive steps have also been made in Genencor's targeted cancer therapeutics program, which utilizes Genencor's protein engineering expertise in creating lead molecules that target tumors posing significant unmet therapeutic needs. Genencor successfully conducted pre-clinical in vivo experiments that further validate this approach, which supports the near-term objective of advancing an oncology candidate into IND-enabling development in the first half of 2004.

         As part of its plan to enhance its product pipeline and build a commercial presence in therapeutic areas also served by internal research programs, the Health Care business continues its evaluation of development stage in-licensing opportunities.

         During the third quarter of 2003, Genencor completed construction of its Rochester, New York facility for the clinical scale manufacturing of human therapeutic proteins. Equipment installation and facility start-up and validation are currently under way and targeted for completion in early 2004. Once on-line, pharmaceutical grade materials supplied by this facility are expected to be utilized in Genencor's pre-clinical and clinical studies of drug candidates.

2003 GUIDANCE UPDATE

         Genencor estimates total revenues to be in the range of $371 million to $383 million for the full year 2003 and product revenues to be within a range of $350 million to $360 million. Estimates for fees and royalty revenues are in the range of $21 million to $23 million. Operating income is expected to be in the $30 million to $32 million range. With regard to the Bioproducts segment, we expect operating income in the $64 million to $66 million range and a Health Care segment operating loss in the $33 million to $35 million range for 2003. Earnings per diluted share estimates are being raised to $0.21 to $0.23 for the full year 2003. Estimated research and development costs are expected to be between $71 million and $73 million. Genencor has not included, in its 2003 guidance, an estimate of the final warehouse accident recovery in its 2003 results of operations.

ABOUT GENENCOR

         Genencor International, Inc. (www.genencor.com) is a diversified biotechnology company that develops and delivers innovative products and services into the health care, agri-processing, industrial and consumer markets. Using an integrated set of technology platforms, Genencor's products deliver innovative and sustainable solutions to many of the problems of everyday life.

         Genencor traces its history to 1982 and has grown to become a leading biotechnology company, with over $350 million in year 2002 annual revenues. Genencor has principal offices in Palo Alto, California; Rochester, New York; and Leiden, the Netherlands.

                                      # # #


This press release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. These include statements concerning plans, objectives, goals, strategies, future events or performance and all other statements which are other than statements of historical fact, including without limitation, statements containing words such as "believes," "anticipates," "expects," "estimates," "projects," "will," "may," "might" and words of a similar nature. Such statements involve risks and uncertainties that could cause actual results to differ materially from those projected. Some important factors that could cause actual results to differ include dependence on the efforts of third parties; dependence on new and uncertain technology and its uncertain application to new business ventures; regulatory actions or delays, or uncertainties related to product development, testing or manufacturing; ability to form and maintain strategic alliances; ability to complete certain transactions and realize anticipated benefits from acquisitions; dependence on certain intellectual property rights of both Genencor and third parties; the competitive nature of Genencor's industry and risks of obsolescence of certain technology; and ability to develop viable products for the health care market including the achievement of successful clinical and pre-clinical results. These and other risk factors are more fully discussed in Genencor's most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q filed with the United States Securities and Exchange Commission. The forward-looking statements contained in this release represent the judgment of Genencor as of the date of this report. Genencor disclaims, however, any intent or obligation to update any forward-looking statements.

CONFERENCE CALL INFORMATION

You are invited to listen to Genencor's third quarter financial results conference call that will be broadcast live over the Internet on October 30 at 5:00 p.m., EST, with Jean-Jacques Bienaime, chairman, chief executive officer and president of Genencor, and Raymond J. Land, senior vice president and chief financial officer of Genencor. The company will discuss forward-looking information and review financial results on this call. To access the webcast, please log on to the Internet at http://www.shareholder.com/genencor/MediaRegister.cfm. Please connect to the website at least 15 minutes prior to the call to ensure adequate time to register and log on. The webcast will be made available at this URL, as well as posted to the "Investor Relations" section of Genencor's website, www.genencor.com. You may also dial-in to the conference call at 800-450-0785 (domestic) or 612-332-0819 (international.) Please call in approximately ten minutes before the call is scheduled to begin.

                  GENENCOR INTERNATIONAL, INC. AND SUBSIDIARIES

                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                  (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                        THREE MONTHS ENDED               NINE MONTHS ENDED
                                                           SEPTEMBER 30,                   SEPTEMBER 30,
                                                     -------------------------       -------------------------
                                                       2003            2002            2003            2002
                                                     ---------       ---------       ---------       ---------
                                                            (UNAUDITED)                      (UNAUDITED)
Revenues:
      Product revenue                                $  89,795       $  85,931       $ 269,577       $ 246,949
      Fees and royalty revenues                          4,349           4,566          16,575          14,990
                                                     ---------       ---------       ---------       ---------
      Total revenues                                    94,144          90,497         286,152         261,939


Operating expenses:
      Cost of products sold                             52,096          50,270         154,723         138,484
      Research and development                          18,315          17,360          51,608          50,302
      Sales, marketing and business development          8,320           8,293          23,921          24,001
      General and administrative                         7,946           8,790          23,729          25,086
      Amortization of intangible assets                  1,414           1,355           4,304           3,989
      Restructuring and related charges                   --                43            --            16,422
      Other expense/(income)                              (351)            161             408          (3,296)
                                                     ---------       ---------       ---------       ---------
      Total operating expenses                          87,740          86,272         258,693         254,988


Operating income                                         6,404           4,225          27,459           6,951

Non operating expenses/(income):
      Investment expense                                  --              --             1,018            --
      Interest expense                                   1,539           1,995           5,128           6,559
      Interest income                                     (601)         (1,347)         (3,004)         (4,059)
                                                     ---------       ---------       ---------       ---------
      Total non operating expenses                         938             648           3,142           2,500
                                                     ---------       ---------       ---------       ---------

Income before income taxes                               5,466           3,577          24,317           4,451

Provision for/(benefit from) income taxes                1,367             625           6,079          (2,225)
                                                     ---------       ---------       ---------       ---------


Net income                                           $   4,099       $   2,952       $  18,238       $   6,676
                                                     =========       =========       =========       =========
Net income available to holders of common stock      $   2,281       $   1,134       $  12,782       $   1,220
                                                     =========       =========       =========       =========

Earnings per common share:
      Basic                                          $    0.04       $    0.02       $    0.22       $    0.02
                                                     =========       =========       =========       =========
      Diluted                                        $    0.04       $    0.02       $    0.21       $    0.02
                                                     =========       =========       =========       =========

Weighted average common shares:
      Basic                                             58,895          59,311          58,655          59,549
                                                     =========       =========       =========       =========
      Diluted                                           61,859          59,312          60,296          59,859
                                                     =========       =========       =========       =========


                  GENENCOR INTERNATIONAL, INC. AND SUBSIDIARIES

                      CONDENSED CONSOLIDATED BALANCE SHEETS

                             (AMOUNTS IN THOUSANDS)


                                                           SEPTEMBER 30,       DECEMBER 31,
                                                               2003                2002
                                                           -------------       ------------
                                                            (UNAUDITED)
ASSETS
Current assets:
     Cash and cash equivalents                               $157,097            $169,001
     Other current assets                                     157,271             133,360
                                                             --------            --------
               Total current assets                           314,368             302,361
Property, plant and equipment, net                            221,401             217,110
Goodwill                                                       29,380              29,384
Intangible assets, net                                         42,897              45,898
Other assets                                                   67,268              60,169
                                                             --------            --------
Total assets                                                 $675,314            $654,922
                                                             ========            ========


LIABILITIES, REDEEMABLE PREFERRED STOCK AND
STOCKHOLDERS' EQUITY
Current liabilities                                          $ 91,324            $ 99,318
Long-term debt and capital lease obligations                   63,329              90,887
Other long-term liabilities                                    34,433              26,710
                                                             --------            --------
               Total liabilities                              189,086             216,915
                                                             --------            --------

Redeemable preferred stock                                    175,207             169,750

Stockholders' equity                                          311,021             268,257
                                                             --------            --------
Total liabilities, redeemable preferred stock and
stockholders' equity                                         $675,314            $654,922
                                                             ========            ========

                  GENENCOR INTERNATIONAL, INC. AND SUBSIDIARIES

                          UNAUDITED SEGMENT INFORMATION
                             (AMOUNTS IN THOUSANDS)



--------------------------------------------------------------------------------------------------------------------------------
FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2003
--------------------------------------------------------------------------------------------------------------------------------
                                                                                              Corporate         Consolidated
                                   Bioproducts        Health Care     Segment Subtotal        and Other            Totals
--------------------------------------------------------------------------------------------------------------------------------
Product revenue                     $ 89,795           $  --               $ 89,795            $  --               $ 89,795
Fees and royalty revenues              4,149               200                4,349               --                  4,349
Total revenues                        93,944               200               94,144               --                 94,144
Research and development              10,925             7,390               18,315               --                 18,315
Operating income/(loss)               15,379            (9,183)               6,196                208                6,404


--------------------------------------------------------------------------------------------------------------------------------
FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2002
--------------------------------------------------------------------------------------------------------------------------------
                                                                                              Corporate         Consolidated
                                   Bioproducts        Health Care     Segment Subtotal        and Other            Totals
--------------------------------------------------------------------------------------------------------------------------------
Product revenue                     $ 85,931           $   --              $ 85,931            $   --              $ 85,931
Fees and royalty revenues              4,566               --                 4,566                --                 4,566
Total revenues                        90,497               --                90,497                --                90,497
Research and development               9,927              7,433              17,360                --                17,360
Operating income/(loss)               14,975            (10,479)              4,496                (271)              4,225


--------------------------------------------------------------------------------------------------------------------------------
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2003
--------------------------------------------------------------------------------------------------------------------------------
                                                                                              Corporate         Consolidated
                                   Bioproducts        Health Care     Segment Subtotal        and Other            Totals
--------------------------------------------------------------------------------------------------------------------------------
Product revenue                     $269,577           $   --              $269,577            $   --              $269,577
Fees and royalty revenues             16,150                425              16,575                --                16,575
Total revenues                       285,727                425             286,152                --               286,152
Research and development              32,159             19,449              51,608                --                51,608
Operating income/(loss)               52,174            (24,625)             27,549                 (90)             27,459



--------------------------------------------------------------------------------------------------------------------------------
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2002
--------------------------------------------------------------------------------------------------------------------------------
                                                                                              Corporate         Consolidated
                                   Bioproducts        Health Care     Segment Subtotal        and Other            Totals
--------------------------------------------------------------------------------------------------------------------------------
Product revenue                     $246,949           $   --              $246,949            $   --              $246,949
Fees and royalty revenues             14,915                 75              14,990                --                14,990
Total revenues                       261,864                 75             261,939                --               261,939
Research and development              28,683             21,619              50,302                --                50,302
Operating income/(loss)               33,550            (29,870)              3,680               3,271               6,951
